CONTACT:

Thomas S. McHugh

Chief Financial Officer

314-216-2673

COMPANY PRESS RELEASE

Huttig Building Products Announces Record Earnings for Third Quarter

ST. LOUIS, MO, October 16, 2003 — Huttig Building Products, Inc. (NYSE: HBP) today announced net income of $5.2 million, or $0.27 per diluted share, for the quarter ended September 30, 2003, compared with net income of $3.2 million, or $0.16 per diluted share, for the same quarter last year. These results represent record quarterly earnings per share and the highest third quarter earnings for Huttig since becoming public in 1999. The results for the quarter ended September 30, 2003 included net after-tax gains on the disposal of certain assets of $0.4 million. The same quarter last year included a $0.2 million after-tax gain from the reversal of restructuring charges.

Net sales during the third quarter of 2003 increased approximately 10% to $256.6 million, compared to $234.0 million in the third quarter of 2002. The Company increased sales of all product categories except windows. Sales through wholesale distribution branches were $214.4 million, an increase of 10% over last year, as sales increased year-over-year in all regions of the country. Sales in Builder Resource and industrial branches were $33.5 million during the third quarter, or 12% higher than last year, which primarily reflects the Company’s increased sales in the Kansas City area. Sales for the Company’s mouldings and millwork manufacturer, American Pine Products, were $8.7 million during the third quarter, a decrease of $0.4 million or 5% compared to the same quarter last year.

Gross margins as a percentage of net sales decreased slightly to 19.7%, compared to 19.9% for the same quarter last year. Operating expenses for the third quarter were $39.7 million or 15.5% of sales, compared to $37.1 million or 15.9% of sales in the third quarter of 2002. The increase in operating expenses resulted primarily from volume related expenses associated with higher sales levels and increases in personnel related expenses.

Year-to-date, the Company had net income of $1.8 million, or $0.09 per diluted share, compared to a net loss of $11.7 million, or $0.59 per diluted share, during the first nine months of 2002. Net income for the nine months ended September 30, 2003 included first and third quarter accruals and adjustments of $2.9 million, net of taxes, or $0.15 per diluted share, which primarily consisted of severance costs and allowances for customer and vendor related accounts. During the same period of 2002, net loss included the cumulative effect of a change in accounting principle related to the accounting for goodwill, resulting in a write-off, after-tax, of $12.8 million or $0.64 per diluted share and a $0.2 million, or $0.01 per diluted share, after-tax gain from the reversal of restructuring charges.

The Company’s total bank debt and trade payables ended the third quarter at $166.3 million, compared to $177.5 million a year ago. The decrease was primarily attributable to lower inventory levels as a result of improved inventory management. Additionally, improved cash flows from operations in the third quarter of 2003 helped reduce total bank debt versus September 30, 2002. Interest expense decreased $1.6 million versus the prior year, from $7.1 million to $5.5 million, primarily as a result of the Company’s interest rate swaps expiring in May 2003.

Michael A. Lupo, the Company’s President and Chief Executive Officer, said, “Our strong third quarter performance reflects the continuing positive momentum that began in the second quarter. By making each of our distribution branches fully responsible for their financial and operating performance, our employees across all of our regions have dedicated themselves to profitable sales growth. We believe there are continuing opportunities to grow our wholesale business by broadening our product mix, including windows, increasing sales to national and regional accounts, and selectively expanding our door pre-hanging and other value added service capabilities.” Mr. Lupo also said, “Setting consistent expectations of how to deliver quality customer service while growing the top line have been important contributors to our improved performance. Management will continue to focus on growing sales and better managing our inventories at lower overall operating costs.” Regarding the company’s revised outlook for the full year, Mr. Lupo stated, “With the momentum generated during the second and third quarters, we now expect that our sales for the year will be between $890 and $900 million and that net income per diluted share will be in the range of $0.15 to $0.18 for 2003.”

Huttig Building Products, Inc. is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Its products are distributed through 55 distribution centers serving 46 states and are sold primarily to building materials dealers, directly to professional builders and large contractors and to home centers, national buying groups and industrial and manufactured housing builders.

This press release may contain forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

(UNAUDITED)

(IN MILLIONS, EXCEPT PER SHARE AND SHARE AMOUNTS)

Three Months Ended September 30,			Nine Months Ended September 30,
2003	2002		2003	2002
$256.6	$234.0	Net sales	$677.5	$670.3
206.0	187.5	Cost of sales	547.9	540.8
39.7	37.1	Operating expenses	117.5	116.6
1.7	1.5	Depreciation and amortization	4.9	4.5
—	(0.3)	Reversal of restructuring charges	—	(0.3)
(0.6)	—	Gain on disposal of capital assets	(0.5)	(0.4)

246.8	225.8	Total costs of sales and operating expenses	669.8	661.2

9.8	8.2	Operating profit	7.7	9.1
(1.4)	(2.4)	Interest expense, net	(5.5)	(7.1)
—	(0.9)	Write-off of unamortized loan fees	—	(0.9)
—	0.3	Unrealized gain on derivatives	0.7	0.6

(1.4)	(3.0)	Total other expense, net	(4.8)	(7.4)

8.4	5.2	Income before income taxes and cumulative effect of a change in accounting principle	2.9	1.7
3.2	2.0	Provision for income taxes	1.1	0.6

5.2	3.2	Income before cumulative effect of a change in accounting principle	1.8	1.1
—	—	Cumulative effect of a change in accounting principle (net of $7.9 million of taxes)	—	(12.8)

$5.2	$3.2	Net income (loss)	$1.8	$(11.7)

		Diluted net income (loss) per share:
$0.27	$0.16	Income before cumulative effect of a change in accounting principle	$0.09	$0.05
—	—	Cumulative effect of a change in accounting principle (net of taxes)	—	(0.64)

$0.27	$0.16	Net income (loss)	$0.09	$(0.59)

19,494	19,741	Average Diluted Shares Outstanding (Thousands)	19,516	19,719

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

September 30, 2003 (unaudited)		December 31, 2002
	ASSETS
$2.8	Cash	$3.4
101.7	Trade Accounts Receivable, net	66.8
89.0	Inventories, net	84.4
71.6	Property, Plant and Equipment and Other Assets	78.9

$265.1	Total Assets	$233.5

	LIABILITIES AND SHAREHOLDERS’ EQUITY
$80.4	Trade Accounts Payable	$76.7
23.3	Accrued and Other Current Liabilities	17.9
85.9	Bank Debt	65.0
4.9	Other Long Term Liabilities	4.1
—	Fair Market Value of Derivative Instruments	1.6

194.5	Total Liabilities	165.3

70.6	Total Shareholders’ Equity	68.2

$265.1	Total Liabilities and Shareholders’ Equity	$233.5

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30,

(UNAUDITED)

(IN MILLIONS)

Three Months Ended September 30,			Nine Months Ended September 30,
2003	2002		2003	2002
		CASH FLOWS FROM OPERATING ACTIVITIES:
$ 5.2	$ 3.2	Net income (loss)	$ 1.8	$(11.7)
—	—	Cumulative effect of a change in accounting principle (net of tax)	—	12.8

5.2	3.2	Net loss before cumulative effect of a change in accounting principle	1.8	1.1
(0.6)	—	Gain on disposal of capital assets	(0.5)	(0.4)
1.9	1.7	Depreciation & amortization	5.6	5.3
4.9	1.8	Deferred income taxes	2.9	3.0
—	(0.3)	Unrealized gain on derivatives, net	(0.7)	(0.5)
—	0.9	Write-off of unamortized loan fees	—	0.9
(0.1)	0.2	Accrued postretirement benefits	(0.2)	0.1
		Changes in operating assets and liabilities:
(16.8)	(10.2)	Trade accounts receivable	(34.9)	(19.0)
4.7	(13.2)	Inventories	(4.6)	(24.4)
(1.5)	(0.3)	Other current assets	2.4	2.8
0.2	(12.3)	Trade accounts payable	3.7	24.7
2.3	(0.5)	Accrued liabilities	4.9	(5.2)
—	1.1	Other	(0.5)	(0.2)

0.2	(27.9)	Total cash from operating activities	(20.1)	(11.8)

		CASH FLOWS FROM INVESTING ACTIVITIES:
(0.4)	(3.8)	Capital expenditures	(2.5)	(6.2)
1.1	0.3	Proceeds from disposition of capital assets	1.1	1.4

0.7	(3.5)	Total cash from investing activities	(1.4)	(4.8)

		CASH FLOWS FROM FINANCING ACTIVITIES:
(4.2)	33.2	Net change in debt	19.9	17.8
—	(1.4)	Debt issuance costs	—	(1.4)
—	—	Proceeds from sale-leaseback of equipment	1.0	—
—	—	Proceeds from exercise of stock options	—	0.5
—	—	Purchase of treasury stock	—	(0.3)

(4.2)	31.8	Total cash from financing activities	20.9	16.6

(3.3)	0.4	NET INCREASE (DECREASE) IN CASH	(0.6)	—
6.1	5.2	CASH, BEGINNING OF PERIOD	3.4	5.6

$ 2.8	$ 5.6	CASH, END OF PERIOD	$ 2.8	$ 5.6